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                                                                   EXHIBIT 23(b)


                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Firstar Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-4 of Firstar Corporation of our report dated January 20, 1994, relating to the consolidated balance sheets of Firstar Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Firstar Corporation and to the reference to our firm under the heading "Experts" in the Proxy Statement-Prospectus.



                                                       /s/ KPMG Peat Marwick LLP
                                                           KPMG Peat Marwick LLP

Milwaukee, Wisconsin
December 6, 1994